Exhibit 99.1

FOR IMMEDIATE RELEASE

Home Properties Announces End of “Go-Shop” Period

ROCHESTER, N.Y., July 23, 2015 — Home Properties, Inc. (NYSE: HME) (“Home Properties” or the “Company”) today announced that the “go-shop” period set forth in the previously announced merger agreement entered into on June 22, 2015 by and among Home Properties, Home Properties, L.P., affiliates of Lone Star Funds and UDR, Inc. (NYSE: UDR), has expired.

Under the merger agreement, Home Properties and its representatives had the right to solicit alternative acquisition proposals from third parties during a “go-shop” period that expired at 11:59 p.m. (EDT) on July 22, 2015. None of the third parties contacted by BofA Merrill Lynch, as financial advisor to Home Properties, provided Home Properties or BofA Merrill Lynch with a proposal or offer regarding an alternative acquisition proposal.

Starting at 12:00 a.m. (EDT) on July 23, 2015, Home Properties became subject to customary “no shop” provisions that limit its ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to customary “fiduciary out” provisions.

The transaction is expected to close during the third or fourth quarter of 2015, subject to the approval of Home Properties stockholders and Home Properties partnership unitholders, as well as the satisfaction of certain customary closing conditions. Upon completion of the transaction, Home Properties will become a privately held company.

About Home Properties

Home Properties is a publicly traded multifamily real estate investment trust that owns, operates, acquires and repositions apartment communities in suburbs of major metropolitan areas, primarily along the East Coast of the United States. An S&P 400 Company, Home Properties owns and operates 121 communities containing 41,957 apartment units. For more information, please visit the Company’s website at www.homeproperties.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “will,” “predicted,” “likely,” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the Company to obtain required stockholder approval required to consummate the proposed merger of Home Properties; the ability of the Home Properties, L.P. to obtain the required unitholder approval to consummate the proposed partnership merger; the satisfaction or waiver of other conditions in the merger agreement;  the outcome of any legal proceedings that may be instituted against the Company and others related to the merger agreement; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the risk that the Company merger, the operating partnership merger or the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; the ability of the Company to implement its operating strategy; changes in economic cycles; and competition within the multifamily residential real estate industry. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this communication will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the Company’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Company with the SEC on February 24, 2015. Any forward-looking statement speaks only as of the date of this communication and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Additional Information about the Proposed Transactions and Where to Find It

In connection with the proposed transactions, the Company expects to file with the SEC a proxy statement, which proxy statement will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available. The Company also plans to file other relevant documents with the SEC regarding the proposed transactions. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company will be available free of charge on its website at www.homeproperties.com, or by directing a written request to Home Properties, Inc. at 850 Clinton Square, Rochester, New York 14604, Attention: Investor Relations.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. You can find information about the Company’s directors and executive officers in the Company’s definitive proxy statement filed with the SEC on March 27, 2015 in connection with its 2015 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from the Company using the sources indicated above.

Contacts:

David P. Gardner

Executive Vice President and Chief Financial Officer

(585) 246-4113

or

Shelly J. Doran

Vice President, Investor Relations

(585) 295-4227